ASSET PURCHASE AGREEMENT
                           DATED AS OF
                        FEBRUARY 26, 2014
                            BETWEEN
                    SCIENTIFIC INDUSTRIES, INC.
                             AND
                         FULCRUM, INC.
                             AND
                          JAMES MALOY
                             AND
                       KARL NOWOSIELSKI




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List of Exhibits and Disclosure Schedule


Exhibit A - Supply and Distribution Agreement
Exhibit B - Form of Employment Agreement
Exhibit C - Form of Non-Competition Agreement
Exhibit D - Form of Legal Opinion of Jeffrey Marks, Esq.
Exhibit E - Form of Registration Agreement

Disclosure Schedule


                   ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made this 26th day of February 2014 by and among SCIENTIFIC INDUSTRIES, INC., a Delaware Corporation ("Assignee"), FULCRUM, INC., a
New Jersey corporation ("Assignor") and JAMES MALOY and
KARL NOWOSIELSKI ("KN"), each a major stockholder of Assignor (each a "Major Stockholder" and collectively, the "Major Stockholders").

      WHEREAS, Assignor owns and desires to sell and assign to Assignee and Assignee desires to acquire from Assignor all of the assets of Assignor related to Assignor's laboratory and pharmacy balance and digital scale business (other than the Excluded Assets as herein defined); and

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

            1.1.	Definitions.  In addition to the terms
defined elsewhere in this Agreement, including the recitals, the following terms, when used herein, shall have the following meanings:
                  (a)	 "Accounts Receivable" shall mean money
due for all Company sales that have shipped prior to the Closing Date from Assignor to the relevant customers. "Accounts Receivable" shall not include sales made prior to the Closing Date that have not shipped on or prior to Closing"

                  (b)	 "Acquired Assets" shall have the meaning
set forth in Section 2.1 below.

                  (c)	 "Acquisition" shall mean the purchase of
the Acquired Assets and the other transactions contemplated by this Agreement and the other Related Documents.

                  (d)	 "Affiliate" shall mean a person that directly
or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified or, with respect to an individual, a family member or relative. For purposes of this definition, the terms "control," "controlled by" and "under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

                  (e)	 "Agreement," "this Agreement," "hereto,"
"hereof," "hereunder," "hereby," and similar expressions refer to this Agreement as a whole, including the schedules,

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appendices and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

                  (f)	 "Assignor-Related Claims" shall mean claims
arising out of or connected or substantially related to (i) the ownership or the Exploitation of any Acquired Asset by or on behalf of Assignor or any Assignor Affiliate on or before the Closing Date or
(ii) the operation of any business by or on behalf of Assignor or any Assignor Affiliate at any time with respect to the Acquired Assets.

                  (g)	 "Assumed Contracts" shall mean the contracts
listed in Section 1.1(g) of the Disclosure Schedule.

                  (h)	 "Balance and Scale Business" shall mean the
research, development, production, marketing and sale of the laboratory, analytical and pharmacy balance and digital scale products, including the Torbal DrX3 mechanical scale, pill counters, moisture analyzers, industrial scales, force gauges, systems, methods and processes with respect to the business of Assignor prior to Closing and Assignee post-Closing.

                  (i)	 "Closing Inventory Value" means the value of
the Inventory as of the Closing Date as mutually agreed by Assignor and Assignee.

                  (j)	 "Code" shall mean the United States Internal
Revenue Code of 1986, as amended.

                  (k)	 "Computer Code" shall mean hardware,
firmware, and software, regardless of form (e.g., embedded logic, object code or source code) or language, where such hardware, firmware, and software performs logic or other operations or includes instructions, such that when executed, the instructions cause a computer or other data processing system to carry out logic or other operations.

                  (l)	 "Confidential Information" shall mean all
ideas and information of any kind that are held in confidence by one person and transferred, disclosed or made available to a receiving person and are identified at the time of disclosure as being proprietary or confidential. The obligations in this Agreement with respect to Confidential Information shall not apply to any portion of the Confidential Information that the receiving person can demonstrate by legally sufficient evidence (i) now or hereafter, through no act or failure to act on the part of the receiving person, is or becomes public; (ii) is known to the receiving person or one of its Affiliates at the time such person receives such Confidential Information except as a result of the person's employment or affiliation with Assignor;
(iii) is hereafter furnished to the receiving person by a third person unrelated to the disclosing person without violating any agreement with the disclosing person; or (iv) is independently developed by the receiving person or one of its Affiliates without use of any Confidential Information received from the other
person.
                  (m)	 "Copyrights" shall mean all original works
of authorship, including all copyrights and registrations or applications for registration of copyrights in any jurisdiction, including any renewals or extensions thereof, advertising materials, publications,



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technical papers and Computer Code, instructional brochures, and any right (whether by license or otherwise) to use any of the foregoing, that are owned, used or held for use by Assignor in connection with any Acquired Asset.

                  (n)	 "Disclosure of Invention" shall mean any
written, oral or visual idea, concept or invention of Assignor, any Assignor Affiliate or any person from whom Assignor or any Assignor Affiliate has obtained intellectual property rights in any manner relating to an Acquired Asset, whether or not such idea, concept or invention has been filed as a patent application or submitted by the inventor(s) to any attorney, agent or other representative of Assignor or any Assignor Affiliate for evaluation as to patentability.

                  (o)	"Disclosure Schedule" shall mean the lists
and other information delivered by Assignor to Assignee in response to the requirements of Section 4.

                  (p)	 "Environmental Law" shall mean any Law
relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

                  (q)	 "Excluded Assets" shall mean the following
assets of Assignor at the Closing: (i) cash and accounts receivables of Assignor; (ii) all business records of Assignor or any Assignor Affiliate not related to the Acquired Assets; (iii) Security Deposits; and (iv) such other assets set forth in Section 1.1(q) of the Disclosure Schedule not related to Assignor's Balance and Scale Business.

                  (r)	 "Exploit" or "Exploitation" shall mean,
with respect to any product, invention, system, process, intellectual property or asset, to disclose, manufacture, produce, import, use, operate, research, design, develop, perform clinical or other testing, perform quality assurance testing, commercialize, revise, repair, register, maintain, modify, enhance, upgrade, prepare derivative works, seek regulatory concurrences or approvals, package, label, improve, formulate, export, transport, distribute, promote, market, advertise, sell, have sold, offer for sale or license such product, invention, intellectual property or asset, or to have another person do any of the same.

                  (s)	 "GAAP" means United States generally
accepted accounting principles.

                  (t)	 "Governmental Authority" shall mean any
nation, territory or government, foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including all Taxing authorities, the U.S. Patent and Trademark Office, and all U.S. and European bodies and all other entities exercising regulatory authority over Acquired Assets or devices.

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                  (u)	 "Hazardous Substance" shall mean any
substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or
(iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                  (v)	 "Initial Specifications" shall mean
any and all patterns, plans, designs, research data, techniques, methods, formulae, specifications, Manufacturing Processes, vendor, raw material and component lists and specifications, quality testing procedures, process validations, environmental control documentation, design history files, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures, research and development records, compositions, improvements, proposals, technical and computer data and Computer Code and related documentation, process descriptions and other technical data (including without limitation design specifications, chemical formulations, standard operating procedures and manufacturing protocols) reasonably necessary for or used or held for use by or on behalf of Assignor or any Assignor Affiliate in connection with the Exploitation of any Acquired Asset, and all copies and tangible embodiments of the foregoing.

                  (w)	 "Insider" shall mean any stockholder,
director or officer of Assignor or any Assignor Affiliate, or any Affiliate thereof.

                  (x)	 "Intellectual Property" means all
patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, trademarks, trade names, corporate names, goodwill associated therewith, and applications, registrations, certifications (including without limitation NTEP certifications) and renewals in connection therewith, copyrights and applications, registrations, and renewals in connection therewith, websites, mask works and applications, registrations, and renewals in connection therewith, trade secrets and confidential business information including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, computer software (including data and related documentation), other proprietary rights that are used in connection with or are necessary to the conduct of the Business by Assignor.

                  (y)	 "Inventory" means inventory as defined
in accordance with GAAP including all inventory of raw materials components, finished goods, supplies and works-in-progress of Assignor, net of obsolete and non-salable items, at the Closing relating to the Balance and Scale Business including without limitation the inventory set forth in Section 1.1(y) of the Disclosure Schedule.

      (z)	 "June 2013 Inventory Value" means $289,000.

                  (aa)	 "Knowledge" shall mean the knowledge,
after due inquiry, of the officers (including the President, Chief Financial Officer and any person holding an office of vice president (or comparable office of authority) or above) and directors of Assignor and the technical employees of Assignor's business related to the Acquired Assets.

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                  (bb)	The term "Law" shall mean any federal,
state, local, municipal, international, multinational, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, guideline, ruling requirement or other pronouncement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

                  (cc)	The term "license" shall include not
only rights granted under formal or informal license agreements, but also other rights to use (including rights granted by means of covenants not to sue).

                  (dd)	"Lease" shall mean that certain Lease
Agreement by and between Assignor and Telx Clifton-I, LLC (as successor to 3-21 Acquisitions, LLC and Palisades Plaza Associates, LP) dated as of November 1, 2007, as subsequently amended on August 17, 2011 for the Premises.

                  (ee)	"Lien" shall mean any interest,
consensual or otherwise, in property, whether real, personal or mixed, or assets, tangible or intangible, securing an obligation owed to, or a claim by a third person, or otherwise evidencing an interest of a person other than the owner of the property or asset, whether such interest is based on Law or contract, and including any security interest, security title, lien, mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, legal or equitable claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option, trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes or other title exception affecting any property or asset.

                  (ff)	"Litigation Matter" shall mean any claim,
investigation, arbitration, grievance, litigation, action, suit or proceeding, administrative or judicial, to which a Party is (or, to such Party's knowledge, is threatened to be made) a party, or relating to any Acquired Asset, or this Agreement (in each case whether such Party is a plaintiff, defendant or otherwise), at law or in equity or otherwise, or before any Governmental Authority.

                  (gg)	"Manufacturing Processes" shall mean
all processes related to the production of the Acquired Assets, including, as applicable: (i) flow charts and process descriptions, bills of materials, and method sheets of each and every process step for the manufacture of the Acquired Assets; and (ii) full and complete specifications on all equipment used specifically for the Acquired Assets, such as molds, gluing stations, fixtures, jigs and test equipment including software and Computer Code.

                  (hh)	"Material Adverse Effect" shall mean any
change, effect or circumstance that (i) is materially adverse to any Acquired Asset, (ii) materially impairs the ability of any Party to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or any other Related Document, or otherwise materially impedes the consummation of the Acquisition or (iii) has a material adverse effect on the financial value of any Acquired Asset to Assignee or on the ability of Assignee to Exploit any Acquired Asset after the Closing.

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                 (ii) 	"Net Sales" shall mean, with respect to a
period, the gross sales less discounts, returns and allowances, freight, and taxes during such period in respect of the sale of products relating to the Balance and Scale Business, as determined in accordance with GAAP, including without limitation, sales of products derived from intellectual property acquired as part of the Acquired Assets.

                  (jj)	"Parties" shall mean Assignor, Assignee,
and the Major Stockholders, each of which or whom is sometimes referred to as a "Party."

                  (kk)	"Patent Rights" shall mean the United
States and foreign patents and patent applications listed in
Section 1.1(jj) of the Disclosure Schedule.

                  (ll)	The term "person" shall mean an individual,
corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

                  (mm)	"Premises" shall mean Assignor's leased
premises located at 100 Delawanna Avenue, Suite 200, Clifton, NJ
07014.

                  (nn)	"Principal Supplier" shall mean Axis Sp.,
a corporation incorporated under the laws of Poland.

                  (oo)	"Records" shall mean and include all of
the following to the extent that they relate to any Acquired Asset (in each case, whether such materials are evidenced in writing, electronically, or otherwise): all business records (including regulatory compliance records); all Regulatory Correspondence (together with all supporting and background documentation); submissions and reports to any notified body or competent authority and all other records and materials necessary to comply with requirements of third party auditors; all data and information relating to any testing of Acquired Assets; risk management records; documents, correspondence, studies, reports, and all other books, ledgers, files, and records of every kind; tangible data; any vendor, supplier or service provider lists (including a description of the underlying commercial arrangements with such vendors, suppliers or service providers that may omit the financial terms); promotional literature and advertising materials with support data; catalogs; research material; technical information, blueprints, technology, technical designs, drawings, specifications and other product development records used or held for use by or on behalf of Assignor or any Assignor Affiliate.

                  (pp)	"Regulatory Correspondence" shall mean any
and all of the following: all applications, registrations, approvals, concurrences, and filings with, and other submissions and correspondence relating to any Acquired Asset, including to or from a United States or foreign patent office, any state counterpart, and any other Governmental Authority (in each case together with all supporting and background documentation).

                  (qq)	"Related Documents" shall mean (i) each of
this Agreement, the Supply and Distribution Agreement, the Escrow
Agreement and the instruments of transfer contemplated by Section 3.3 and (ii) each other document to which Assignor or any of the

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Assignor Affiliates or Assignee or a Major Stockholder or any of
their respective Affiliates is a party that is delivered in connection with the transactions contemplated by this Agreement.

                  (rr)	"Security Deposits" shall mean those security
deposits made by Assignor in respect of the Lease.

                  (ss)	"Subject IP" shall mean all rights in any
and all of the following throughout the world: (i) inventions, processes, methods, compounds, designs, formulas, know-how;
(ii) Subject Patent Rights, (iii) Copyrights, (iv) Trademarks,
(v) Trade Secrets and (vi) rights to sue, recover and retain damages for past, present and future infringement, misappropriation, dilution, or other violation of any of the foregoing, used or held for use by Assignor or any Assignor Affiliate in connection with any Acquired Asset or the Exploitation of any Acquired Asset.

                  (tt)	"Subject Patent Rights" shall mean all
Patent Rights that are licensed to or otherwise available to Assignor or any Assignor Affiliate and used or held for use by Assignor or any Assignor Affiliate in connection with any Acquired Asset or the Exploitation of any Acquired Asset.

                 (uu)	"Tax" or "Taxes" shall mean any federal,
state, local, or foreign income, single business, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

                  (vv)	"Tax Return" shall mean any return,
declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (ww)	"Trademarks" shall mean all trademarks,
service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, that are owned, used or held for use by Assignor in connection with any Acquired Asset.

                  (xx)	"Trade Secret" shall mean all data and
information owned by, used by or held for use by or on behalf of or licensed to (or otherwise available to) Assignor or any Assignor Affiliate and maintained in confidence by Assignor or any Assignor Affiliate, that in any way relates to any Acquired Asset or the Exploitation of any Acquired Asset, including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions, customer and supplier lists (including a description of the underlying


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commercial arrangements with such customers and suppliers that may omit the financial terms), and other scientific or technical data or information conceived, memorialized, developed or reduced to practice, in each case whether or not patentable in any jurisdiction. Until such time as any particular patent has been published in accordance with the terms of a patent application or such patent application has been published, the term "Trade Secret" shall be deemed to include all inventions disclosed in such patent application.

                  (yy)	"Union Liability" shall mean any liabilities
or payment obligations owing to any labor union or under any labor union contract, including without limitation, that certain Collective Bargaining Agreement between Assignor and Local 262 RWDSU, UFCW dated November 6, 2013, and including without limitation any payment obligations to any health and welfare fund relating thereto.

      1.2.	Other Defined Terms.  Definitions of the defined
terms listed below are contained in the Section set forth opposite the defined term in the table below:

    Defined Term                  Section of Agreement

  Acquired Assets                      Section 2.1
  Assignee                              Preamble
  Assignee Indemnified Parties        Section 9.1(b)
  Assignor                              Preamble
  Assignor Indemnified Parties        Section 9.1(a)
  Assumed Liabilities                 Section 2.2
  Claim Notice                        Section 9.2(a)
  Closing                             Section 3.2
  Closing Date                        Section 3.2
  Competitive Activities              Section 8(a)
  Contracts                           Section 4.4
  Damages                             Section 9.1(a)
  Escrow Agent                        Section 3
  Escrow Agreement                    Section 3
  Escrow Shares                       Section 3
  Excluded Liabilities                Section 2.4
  Indemnification Claim               Section 9.2(a)
  Indemnified Party                   Section 9.2(a)
  Indemnifying Party                  Section 9.2(a)
  Major Stockholders                  Preamble
  Material Contracts                  Section 4.4
  Patent Applications                 Section 4.12
  Permits                             Section 4.9(a)
  Product Data                        Section 4.7(a)
  Protected Entity                    Section 8(a)
  Purchase Price                      Section 3
  Securities                          Section 4.17
  Shares                              Section 4.17
  Supply and Distribution Agreement   Section 6.2(c)

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  Third-Party Claim                   Section 9.2(a)

2.	Purchase of the Acquired Assets.

            2.1.	Purchase and Sale.  Upon the terms
and subject to the conditions of this Agreement, at the Closing, Assignor shall sell, transfer and assign to Assignee, and Assignee shall purchase and acquire from Assignor, all right, title and interest throughout the world in and to all of the assets of Assignor (but not including any Excluded Assets), as they exist on the Closing Date (the "Acquired Assets"), in each case free and clear of all Liens and Liabilities, including without limitation:

                  (a)	the tangible assets relating to the
Balance and Scale Business, including without limitation, Inventory, machinery, jigs, tools, dies, furnishings, computers, fixtures and equipment;

                  (b)	the intangible assets relating to the
Balance and Scale Business, including without limitation, all technology, licenses, patents, trademarks, trade names, in process research and development, customer lists;

                  (c)	to the extent transferable, all Permits,
if any;

                  (d)	to the extent the following relate to any
Acquired Asset: all claims, causes of action, chooses in action, rights of recovery, and rights of set-off of any kind;

                  (e)	all rights under Assumed Contracts;

                  (f)	to the extent that any of the following
relate primarily to an Acquired Asset: all other assets of Assignor (whether real, personal or mixed, tangible or intangible);

                  (g)	all goodwill and moral rights relating
to any Acquired Asset; and

                  (h)	Assignor's website operated under the
domain name "www.torbalscales.com" and all other domain names owned by Assignor or a Major Stockholder, including without limitation those set forth on Schedule 2.1(h) of the Disclosure Schedule;

                  (i)	the telephone numbers used by Assignor
in connection with the Balance and Scale Business set forth on
Schedule 2.1(i) of the Disclosure Schedule;

                  (j)	all other assets of Assignor including
its Inventory related to the Balance and Scale Business, systems and methods owned or under development by or on behalf of Assignor.

      2.2.	Assumption of Liabilities.  Effective as of the
Closing Date, Assignee shall assume and agree to perform the Assumed Liabilities, as set forth in this Section 2.2.

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Assignee shall be responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all of (and Assignor shall have no responsibility with respect to) the Assumed Liabilities. The "Assumed Liabilities" shall mean all liabilities of Assignor arising under the Assumed Contracts from and after the Closing (other than liabilities or obligations (i) attributable to any failure by Assignor to comply with the terms of any Assumed Contract prior to Closing or (ii) which both (x) are not apparent on the face of any Assumed Contract and (y) were not disclosed to Assignee in the Disclosure Schedule). Other than as may be required under the Assumed Contracts, Assignor agrees to assume and pay and Assignee shall have no responsibilities with respect to the outstanding obligations under or with respect to any liens or encumbrances as of the Closing Date related to the Acquired Assets.

      2.3.	Excluded Assets.  Nothing herein shall be
deemed to sell, transfer, assign or convey to Assignee, Assignor's right, title and interest as of the Closing Date in and to the Excluded Assets.

            2.4.	Excluded Liabilities.  Assignor shall
be responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all (and Assignee shall not have any responsibility with respect to any) liabilities and obligations of Assignor other than the Assumed Liabilities (the "Excluded Liabilities"), including any Union Liability (estimated to be approximately $59,000) and all liabilities and obligations in any way relating to any Acquired Asset (including without limitation liabilities owing in respect of utilities, telephones, leases, and other services) on or prior to the Closing Date. Notwithstanding the foregoing, Assignee agrees that it shall reimburse Assignor for Assignee's monthly payments under the Lease (up to $5,700 per month) for the period from the Closing Date through June 30, 2014 and, thereafter, shall pay half (50%) of the costs of terminating the Lease as of June 30, 2014 (up to a maximum amount of $27,800 representing 3.5 months of rent under the Lease).

3.	Purchase Price and Closing.

            3.1.	Purchase Price.  Subject to the other
provisions of this Agreement, Assignee shall pay to Assignor, the purchase price (the "Purchase Price") as follows:

                  (a)	at Closing:

                         (i)	$430,000 by wire transfer of
immediate funds to the account designed by Assignor;

                        (ii) Such number of restricted shares of Common Stock of Assignee registered in the name of Assignor with an aggregate value equal to the adjusted Shares value determined in accordance with Section 3.1(c) below (the "Shares") based on a per share value equal to the weighted average of the closing sale prices for shares of Assignee Common Stock on the OTCQB Market of the OTC Markets Group (OTCQB: SCND) (or such other market or national quotation bureau on which Assignee's Common Stock is traded or quoted) for the last five trades effected prior to the Closing (which as of close of business on February 25, 2014 was determined to be $3.38 per Share resulting in 126,449 Shares to be issued at the Closing subject to recalculation in the event of any additional trades or sales of Inventory prior to Closing). Seventy-five percent (75%) of the Shares shall be issued and delivered to Assignor as

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 soon as practicable but no
later than three (3) business days following the Closing Date, and subject to the terms of the Escrow Agreement, the remaining T wenty-Five percent (25%) of the Shares shall be issued on the Closing Date and delivered to the Escrow Agent, for release and distribution by the Escrow Agent in accordance with the Escrow Agreement on the first anniversary of the Closing Date.

                  (b)	The following amounts by wire transfer of
immediate funds to the account designated by Assignor:

                        (i)	8% of Net Sales during the period
from the Closing Date to June 30, 2014, annualized;

                        (ii)	9% of Net Sales for the year ending
June 30, 2015;

                        (iii)	10% of Net Sales for the year
ending June 30, 2016; and

                        (iv)	11% of Net Sales for the year ending
June 30, 2017.

      Such payments shall be made by Assignee within ninety (90) days following the end of each measurement period and shall be accompanied by a notice setting forth the supporting detail for the calculation signed by an officer of Assignee.

                  (c)	The $500,000 aggregate value of the Shares to
be delivered at the Closing pursuant to Section 3.1(a)(ii) above shall be reduced by the amount equal to 50% of the amount by which the June 2013 Inventory Value exceeds the Closing Inventory Value (which as of February 25, 2014 was calculated to result in a net reduction of $72,500 (representing ($289,000-$144,000)/2) resulting in an aggregate value of the Shares being $427,500.

           3.2.	Closing.  The closing of the purchase and sale of the
Acquired Assets (the "Closing") shall be held at 10:00 a.m. at the offices of Reitler Kailas & Rosenblatt LLC, 885 Third Avenue, 20th Floor, New York, NY 10022 (or remotely via exchange of documents and signature pages including via PDF and facsimile) on February 26, 2014 or such other date as the Parties may agree (the "Closing Date").
The Parties agree to use reasonable best efforts to effect the Closing on or prior to February 28, 2014.

           3.3.	Instruments of Transfer. The transfer of the Acquired
Assets to Assignee and the assumption of Assumed Liabilities by Assignee at the Closing shall be effected by the execution and delivery of one or more bills of sale and assignment and other instruments of transfer or assumption, all in forms prepared by Assignee and reasonably acceptable to Assignor.

            3.4.	Purchase Price Allocation.  Assignee shall
prepare an allocation of the Purchase Price and Assumed Liabilities (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060, which allocation is subject to Assignor's approval or disapproval, it being understood that both Assignor and Assignee must agree to the allocation. Assignee shall deliver such allocations to Assignor within sixty (60) days after the Closing Date. Assignee and Assignor shall report and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with such allocation as prepared by Assignee. Assignor shall timely and properly prepare, execute, file and deliver all such documents and other information as Assignee may reasonably request to prepare such allocation

      4.	Representations and Warranties of Assignor.  As a
material inducement to Assignee to enter into this Agreement and each of the other Related Documents to which it is a party, Assignor and the Major Stockholders, jointly and severally, represent and warrant to Assignee that, except as set forth in the Disclosure Schedule, the following statements are true and correct as of the Closing Date:

            4.1.	Due Organization; Qualified; No Subsidiaries.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Assignor has corporate power to own its properties and to conduct its business as currently owned and conducted. Assignor does not have and has not had any subsidiaries and does not own and has not owned any equity interest in any other corporation or entity.

      4.2.	Authorization.  Assignor has the full legal right,
power and authority to enter into and perform the transactions contemplated by this Agreement and the other Related Documents to which it is a party, without need for any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing with any Governmental Authority or other person. The execution, delivery and performance by Assignor of this Agreement and the other Related Documents to which it is a party and the consummation by Assignor of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Assignor, including approval of this Agreement and the other Related Documents to which Assignor is a party by the Board of Directors and the holders of at least the percentage of shares of capital stock of Assignor required to approve the transactions required to approve the transactions contemplated hereby and thereby. This Agreement and the other
Related Documents to which Assignor is a party evidence the legal, valid and binding obligations of Assignor, enforceable against Assignor in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally. This Agreement and the other
Related Documents to which Assignor is a party have been duly and validly executed and delivered by Assignor.

      4.3.	No Conflicts or Violation.  The execution, delivery
and performance by Assignor of this Agreement and the other Related Documents to which it is a party do not and will not violate or require any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing under any Law by which Assignor or any of its assets or properties may be bound or conflict with, require any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing under, or result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of Assignor's obligations under, result in the loss of Assignor's rights under, result in the vesting or enhancement of any other person's rights under or result in the creation of any Lien upon any of the Acquired
Assets or businesses pursuant to (i) the certificate of incorporation, as amended, or by-laws of Assignor or any of its Affiliates or any shareholders' agreement that directly or indirectly is of relevance to the operation of Assignor, (ii) any Material Contract or Assumed Contract or (iii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease or other Contract to which Assignor is a party or by which

Assignor or any of Assignor's assets is bound (in all of the foregoing cases whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event).

            4.4.	Contracts and Commitments.  Section 4.4 of
the Disclosure Schedule lists each of the following agreements, understandings, arrangements or commitments ("Contracts"), to the extent such Contract relates to any Acquired Asset:

                  (a)	All Contracts between Assignor and any
Affiliate(s) of any Insider or any member of any Insider's family;

                  (b)	All purchase orders and contracts of Assignor
outstanding as of the date of this Agreement;

                  (c)	All Contracts relating to research and
development conducted or to be conducted by or on behalf of Assignor;

                  (d)	All confidentiality and nondisclosure
Contracts, assignment of rights or inventions Contracts and non-competition Contracts and covenants under which Assignor or, any Assignor Affiliate that has been, is or will be engaged in the Exploitation of any Acquired Asset, is obligated and any Contract restricting Assignor or any Assignor Affiliate from Exploiting any Acquired Asset anywhere in the world;

                  (e)	All Contracts relating to Liens on the
Acquired Assets;

                  (f)	All loan Contracts or other Contracts
relating to debt obligations for borrowed money, all guarantees of or Contracts to acquire debt obligations of any person and all Contracts relating to loans made by Assignor to any person, including all Contracts relating to Liens intended to secure any such loan, debt obligation or guarantee; and

                  (g)	All other Contracts of Assignor that
affect any Acquired Asset that are not otherwise disclosed herein, including without limitation, the Lease.

For purposes of this Agreement, each Contract listed in Section
4.4 of the Disclosure Schedule shall be a "Material Contract."
Section 4.4 of the Disclosure Schedule also sets forth a description of all negotiations currently in process or contemplated that relate to any Material Contract.

4.5.	Material Contracts; No Default; Assumed Contracts and
Commitments; No Default.

                  (a)	Assignor has delivered to Assignee true,
correct and complete copies of all Material Contracts and all Assumed Contracts.

                  (b)	All Material Contracts and Assumed
Contracts are valid and in full force and effect, enforceable against and by Assignor in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally.

                  (c)	All Material Contracts and Assumed Contracts
were entered into by Assignor in the normal, usual and ordinary course of business and no other party thereto has asserted any right of defense, setoff or counterclaim with respect to any amount due or becoming due thereunder to Assignee after the Closing arising from events which precede the Closing Date.

                  (d)	Assignor is not in default in the
performance of any of its obligations under any Material Contract or Assumed Contract; no default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute an event of default by Assignor under any Material Contract or Assumed Contract; no other party thereto is in default under any Material Contract or Assumed Contract; and there has not occurred any event or condition which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) constitutes a basis of force majeure or other claim of excusable delay or nonperformance by any person under any Material Contract or Assumed Contract. No notice has been received by Assignor claiming any default by Assignor under any Material Contract or Assumed Contract or indicating the intention of any other party thereto to amend, modify, rescind, terminate or default under any Material Contract or Assumed Contract, and Assignor is not aware of any threat thereof or basis therefore, and Assignor has not waived any material right under or with respect to any Material Contract or Assumed Contract.

            4.6.	Title to the Acquired Assets.  Assignor
has the full right to sell, transfer, and assign all of the Acquired Assets to Assignee, and has good and marketable title thereto, free and clear of all Liens. Following the Closing, Assignee will be the lawful owner of, and have good title to, the Acquired Assets, free and clear of all Liens. None of the Acquired Assets is in the possession, custody or control of any person other than Assignor.

            4.7.	Matters Relating to the Acquired Assets.

                  (a)	Section 4.7(a) of the Disclosure Schedule
provides a true, correct and complete list of the following (the
"Product Data"):

                        (i) 	All locations at which Acquired
Assets are located as of the Closing Date (including locations owned or controlled by third parties); and

                        (ii) 	A "purchase item file', including
names and addresses of all suppliers and subcontractors for all items currently used in connection with any Acquired Asset.

                  (b)	No officer, director, employee or stockholder
of Assignor has any proprietary interest in a product, system, method or process constituting all or any portion of an Acquired Asset.

                  (c)	Section 4.7 of the Disclosure Schedule sets
forth an on-hand report for the Inventory and a completion report for the works-in progress comprising part of the Inventory. Except as set forth therein, the Inventory is free and clear of all Liens and encumbrances, and in mint and salable condition.

            4.8.	Litigation; Other Claims.  There is no claim,
action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Assignor's knowledge, currently threatened (i) against Assignor or any officer, director or employee of Assignor arising out of their relationship with Assignor; or (ii) that questions the validity of the transactions contemplated by this Agreement; or (iii) to Assignor's knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Assignor nor, to Assignor's knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or employees, such as would affect Assignor). There is no action, suit, proceeding or investigation by Assignor pending or which Assignor intends to initiate.

            4.9.	Licenses and Permits; Regulatory Filings;
Legal Compliance.

                  (a)	Section 4.9(a) of the Disclosure Schedule
provides a true, correct and complete list of:

                        (i)	all licenses (including without
limitation export control licenses), permits, orders, franchises, certificates, and other governmental authorizations, consents, rights, concurrences, registrations and approvals required by any Governmental Authority that are specifically related to any Acquired Asset
(collectively, the "Permits"); and

                        (ii)	to the extent not listed pursuant to
Section 4.9(a)(i), all Regulatory Correspondence of Assignor related to the Acquired Assets.

                  (b)	Assignor has obtained and maintains all the
Permits in accordance with applicable law and regulation. All the Permits are valid and in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete when submitted, and there is no impediment to any renewal thereof. Assignor and its Affiliates are in compliance with the respective requirements, conditions and provisions of all Permits and neither Assignor, nor any Assignor Affiliate has been informed by any Governmental Authority or any lawyer or consultant of Assignor or any Assignor Affiliate of any deficiency with respect to any Permit. No proceeding is pending or, to the Knowledge of Assignor or any Assignor Affiliate, threatened to revoke or amend any of such Permits nor are there facts or circumstances of which Assignor or any Assignor Affiliate is aware which form a basis upon which a Governmental Authority reasonably could seek to revoke or amend any Permit. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a modification, impairment, revocation, suspension or limitation of any Permit. No Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

            4.10.	Conduct of Business in Compliance with
Regulatory Requirements; Warranties.

                  (a)	Assignor is in compliance with all Law
applicable to any Acquired Asset or the Exploitation of any Acquired Asset. Since January 1, 2008, neither Assignor, nor any Assignor Affiliate has been restrained in the Exploitation of any Acquired Asset or Assignor Product.

                  (b)	Neither Assignor nor any Assignor Affiliate
has made any false statement in, or material omission from, the applications, approvals, reports, or other submissions to the United States Patent Office, foreign patent office or other Governmental Authorities.

                  (c)	Neither Assignor, nor any Assignor Affiliate
has made any false statement in, or material omission from, any report, study or other documentation prepared in conjunction with the applications, approvals, reports, or records submitted to or prepared for the United States Patent Office, foreign patent office or other Governmental Authorities relating to any Acquired Asset.

                  (d)	Neither Assignor nor any Assignor Affiliate
has made or offered any payment, gratuity, or other thing of value that is prohibited by any Law to personnel of the United States
Patent Office, foreign patent office or other Governmental Authorities in connection with the approval of any patent application related to an Acquired Asset.

4.11.	Subject IP.
                  (a)	Misappropriation; Non-Infringement.  Assignor
owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all of the Subject IP without any conflict with, or infringement of, the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by Assignor violates any license or infringes any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Subject IP, nor is Assignor bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other Person. Assignor has not received any communications alleging that Assignor has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person and, to the Knowledge of Assignor, there is no threat thereof or basis therefor. Assignor has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Balance and Scale Business. It will not be necessary to use any inventions of any of its employees or consultants made prior to their employment by Assignor. Each employee and consultant of Assignor has assigned to Assignor all intellectual property rights he or she owns that are related to the Subject IP or the Balance and Scale Business as conducted by Assignor. Subject IP includes, without limitation, those items listed on Section 4.11 of the Disclosure Schedule. Assignor has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General
Public License, Lesser General Public License or similar license arrangement. Assignor has not misappropriated any patent, invention, process, method, compound, design, formula or other proprietary or intellectual property rights of any third person that are incorporated in the Subject IP or in any way relate to the Balance and Scale Business or the Acquired Assets. There are no rights owned by Assignor or an Assignor Affiliate or any other person that would prevent the Exploitation of any Acquired
Asset within its terms.

4.12.	Trade Secrets.  Assignor is the sole owner of all Trade
Secrets, free and clear of all Liens. Assignor has not misappropriated any of the Trade Secrets. Neither Assignor nor any Assignor Affiliate, nor to Assignor's Knowledge, any other person, has taken or omitted to take any action that has made or may make the Trade Secrets part of public knowledge or literature, or used, divulged, or appropriated the Trade Secrets for the benefit of any person other than Assignor or to the detriment of Assignor. Assignor has taken reasonable steps to protect the confidentiality of all Trade Secrets, including entering into confidentiality and assignment agreements with all Assignor Affiliates having access to Confidential Information relating to any Acquired Asset and prohibiting them from disclosing such information or using the same for their own benefit, for the benefit of any person other than Assignor or to the detriment of Assignor. To the Knowledge of Assignor, no person is in breach of any such confidentiality and assignment agreement in any respect that could negatively affect the Subject IP, Subject License or Subject Sublicenses or Assignor's or Assignee's rights therein.

4.13.	Financial Statements.  Assignor has delivered to
Assignee the unaudited balance sheets of Assignor as of June 30, 2013 and November 30, 2013 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the 12-month period ended June 30, 2013 and for the five-month period ended November 30, 2013, including the notes thereto certified by Assignor's chief financial officer (collectively, the "Financial Statements"). Such Financial Statements fairly present the financial condition and the results of operations, of Assignor as of the dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject to normal year-end adjustments. The Financial Statements reflect the consistent application of such accounting principles throughout the period involved, except as disclosed in the notes to such Financial Statements. Since June 30, 2013, there has not been any change in the assets, liabilities, financial condition or operating results of Assignor from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a material adverse effect on the financial condition, business, operations or prospects of Assignor. Except as set forth in the Financial Statements, Assignor has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, (ii) obligations under contracts and commitments incurred in the ordinary course of business and
(iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Assignor has no liabilities of any nature (matured or unmatured, accrued, fixed or contingent), which have had, or have a reasonable probability of having, a Material Adverse Effect.

4.14.	Taxes.  Assignor is a "C" corporation and has timely
filed or will have timely filed all Tax returns for the periods or portions thereof ending on or prior to the Closing

Date that are required to be filed on or prior to the Closing
Date with any Taxing authority, and all such Tax returns are true, accurate and complete in all respects. Assignor has timely paid, or made adequate provision for the payment of, all Taxes shown to be due on such Tax returns, all Tax assessments received, and all Taxes that have or may become due under applicable law with respect to all periods or portions thereof ending on or prior to the Closing Date. There are no liens for Taxes on any of the Acquired Assets. Assignor has not received notice of any claim for assessment or collection of Taxes and no such claim is pending or is, to the Knowledge of Assignor, presently being asserted against Assignor or with respect to any of the Acquired Assets. Assignor is not a party to any pending audit, investigation, action or proceeding with any Taxing authority, nor does Assignor have Knowledge of any threatened audit, investigation, action or proceeding by any Taxing authority with respect to Assignor or any of the Acquired Assets. Assignor has not received written notice of any claim by any Taxing authority in any jurisdiction where it does not file Tax returns or pay Taxes that it is or may be subject to Tax by that jurisdiction. Assignor has timely withheld and timely paid all Taxes that are required to have been withheld and paid by Assignor in connection with amounts paid or owing to any employee, independent contractor, creditor or other person. Assignor not a party to or bound by any Tax sharing agreement, Tax allocation agreement, or Tax indemnity agreement. Assignor is not presently liable, nor does Assignor have any potential liability, for the Taxes of another Person under applicable
Tax law, as transferee or successor, or by contract, indemnity or otherwise.

4.15.	Environmental Matters.  Assignor is in compliance
with applicable Environmental Law. Neither Assignor, nor, to Assignor?s Knowledge, any prior owner, user, controller, or occupant, nor any tenant, subtenant, prior tenant, or prior subtenant has ever used Hazardous Substances on, from, or affecting the Acquired Assets or any facility, site, area, or property owned, used, controlled, or occupied by Assignor in any manner that violates any Federal, state, or local law, regulation, governmental restriction, order, judgment, or decree governing the use, storage, treatment, transportation, manufacture, handling, production, or disposal of Hazardous Substances.

4.16.	Changes.  Except as set forth in Schedule 4.16,
since June 30, 2013 there has not been:

                  (a)	any change in the assets, liabilities,
financial condition or operating results of Assignor from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

                  (b)	any damage, destruction or loss,
whether or not covered by insurance, that would have a Material Adverse Effect;

                  (c)	any waiver or compromise by Assignor
of a valuable right or of a material debt owed to it;

                  (d)	any satisfaction or discharge of any
lien, claim, or encumbrance or payment of any obligation by Assignor, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

                  (e)	any material change to a material
contract or agreement by which Assignor or any of its assets is bound or subject;

                  (f)	any material change in any compensation
arrangement or agreement with any employee, officer, director or stockholder;

                  (g)	any resignation or termination of
employment of any officer or key employee of Assignor;

                  (h)	any mortgage, pledge, transfer of a
security interest in, or lien, created by Assignor, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Assignor's ownership or use of such property or assets;

                  (i)	any loans or guarantees made by
Assignor to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                  (j)	any declaration, setting aside or
payment or other distribution in respect of any of Assignor's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Assignor;

                  (k)	any sale, assignment or transfer of
any Assignor Intellectual Property;

                  (l)	receipt of notice that there has been
a loss of, or material order cancellation by, any major customer of Assignor;

                  (m)	to Assignor's knowledge, any other
event or condition of any character, other than events affecting the economy or Assignor?s industry generally, that could reasonably be expected to result in a Material
Adverse Effect; or

                  (n)	any arrangement or commitment by
Assignor to do any of the things described in this Subsection 4.15.

4.17.	Investment Representations.  Assignor is an "accredited
 investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended
(the "Securities Act"). Assignor is acquiring the Shares for its own account and has and will have on the Closing Date no current arrangements or understandings for the resale or distribution of the Shares to others in violation of applicable Law and will only resell the Shares or any portion thereof pursuant to an effective registration statement or an available exemption under applicable Law. Assignor does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares or interest in any of the foregoing securities. Assignor acknowledges that the offer and sale of the Shares have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Assignor's representations as expressed herein or otherwise made pursuant hereto, and the Shares cannot be disposed of unless they are subsequently registered under the Securities Act and applicable state laws or an exemption from such registration is available. Assignor understands and agrees that the Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable Law, the certificate of incorporation or by-laws of SI, as the same may be amended from time to time, the Escrow Agreement or by any other agreement between Assignee and Assignor:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE
            HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD,
            PLEDGED OR HYPOTHECATED EXCEPT (A) PURSUANT
            TO AN EFFECTIVE REGISTRATION STATEMENT UNDER
            THE SECURITIES ACT OF 1933, AS AMENDED, AND
            APPLICABLE STATE SECURITIES LAWS, OR (B) THE
            COMPANY RECEIVES AN OPINION OF  COUNSEL
            QUALIFIED IN SUCH MATTER OR OTHER EVIDENCE
            REASONABLY SATISFACTORY TO THE COMPANY AND
            ITS COUNSEL THAT THE PROPOSED TRANSACTION IS
            EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS."


            4.18.	Brokerage.  There has been no intermediary
or broker in negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby on behalf of Assignor or any Assignor Affiliate. Assignee shall not be responsible for, and Assignor hereby indemnifies Assignee against, any commission or other compensation due or becoming due with respect to any such transactions as a result of the engagement of any such person by Assignor or any Assignor Affiliate.

            4.19.	Disclosure.  The representations and
warranties contained in this Section 4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

            5.	Representations and Warranties of Assignee.  As a
material inducement to Assignor to enter into this Agreement and each of the other Related Documents to which it is a party, Assignee hereby represents and warrants to Assignor that the following statements are true and correct as of the date of this Agreement, and shall be true and correct on the Closing Date:

            5.1.	Due Organization.  Assignee is a corporation
duly organized, validly existing and in good standing under the laws of Delaware. Each has corporate power to own its properties and to conduct its businesses as currently owned and conducted and to execute, deliver and perform this Agreement.

            5.2.	Authorization; Binding Obligations.
Assignee has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement and the other Related Documents to which it is a party, without need for any registration, qualification, consent, approval, authorization, license or order of, or notice to or filing with any Governmental Authority or other person. The execution, delivery and performance by Assignee of this Agreement and the other Related Documents to which it is a party and the consummation by Assignee of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Assignee. This Agreement and the other Related Documents to which Assignee is a party evidence the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally. This Agreement and each other Related Document to which Assignee is a party have been duly and validly executed and delivered by Assignee.

            5.3.	No Default or Violation.  The execution,
delivery and performance by Assignee of this Agreement and the other Related Documents to which it is a party and the consummation by Assignee of the transactions contemplated hereby and thereby do not, and will not (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event), conflict with any provision of the certificate of incorporation or bylaws of Assignee, and do not, and will not (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event), violate any Law to which Assignee or any of its properties is subject.

            5.4.	Securities Filings.  Assignee has filed
all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since June 30, 2013, each of which has complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, each as in effect on the date so filed (collectively, the "SEC Filed Documents"). The SEC Filed Documents are available on the SEC's website at www.sec.gov. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Filed Documents contained a material fact or omitted or to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            5.5.	Brokerage.  There has been no
intermediary or broker in negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby on behalf of Assignee.
ssignor shall not be responsible for, and Assignee agrees to indemnify Assignor against, any commission or other compensation due or becoming due with respect to any such transactions as a result of the engagement of any such person by Assignee.

            5.6.	Valid Issuance of Shares.  The
Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully-paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Escrow Agreement and applicable state and federal securities laws and liens or encumbrances created by or imposed by Assignor. Assuming the accuracy of the representations and warranties of Assignor contained in
Section 4.17 of this Agreement, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

            5.7.	Funding for Marketing and Sales.
In recognition of the Purchase Price terms set forth in Section 3.1(b), from the Closing Date until June 30, 2017, Assignee agrees to use reasonable commercial efforts to commit approximately the same levels of marketing and sales funding in support of the Balance and Scale Business as such levels existed for the 12 months immediately preceding the Closing Date, in each case as determined and allocated by Assignee?s Board with input from Karl Nowosielski.

6.	Conditions Precedent to Closing

            6.1.	Conditions to Each Party's
Obligations under this Agreement. The respective obligations of each Party under this Agreement shall be subject to the fulfillment as of the Closing of the following conditions:

                  (a)	Injunctions.  No Party hereto shall
be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement and the other Related Documents;

                  (b)	Approvals and Authorizations.  All
necessary registrations, qualifications, consents, approvals, authorizations, licenses or orders of all Governmental Authorities required to consummate the transactions contemplated by this Agreement and the other Related Documents shall have been obtained and shall remain in full force and effect and all waiting periods relating to such registrations, qualifications, consents, approvals, authorizations, licenses or orders shall have expired; and

                  (c)	Litigation.  There shall not be
any pending or threatened Litigation Matter that shall seek to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement and the other Related Documents.

            6.2.	Conditions to Obligations of Assignee.
The obligations of Assignee to complete the transactions to be consummated at the Closing are subject to the satisfaction as of the Closing of all of the following conditions (or the waiver thereof by Assignee):

                  (a)	Each of the representations and
warranties of Assignor in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

                  (b)	Assignor shall have duly complied
with and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by Assignor at or before the Closing;

                  (c)	The Principal Supplier shall have
executed and delivered to Assignee the Supply and Distribution Agreement in the form of Exhibit A hereto, providing for inter alia the agreement of Principal Supplier to produce and deliver through February 28, 2020 exclusively for and to (or on behalf of) Assignee all of its requirements for Balance and Scale products for production or sale in the United States and Canada on an exclusive basis, and non-exclusively in Mexico, Central America and South America.

                  (d)	Karl Nowsielski shall have duly
executed and delivered to Assignee the employment agreement between him and Assignee, substantially in the form of Exhibit
B hereto.

                  (e)	Each Major Stockholder shall have
executed and delivered to Assignee the Non-Competition Agreement in the form of Exhibit C hereto.

                  (f)	Assignor and Assignee shall have agreed
on the Closing Inventory Value.

                  (g)	Assignor shall have delivered to
Assignee written evidence reasonably satisfactory to Assignee that either (i) the landlord under the Lease has consented to the termination of the Lease effective as of June 30, 2014 for no more than 7 months' rent plus forfeiture by Assignor of its security deposit under the Lease or (ii) Assignor acknowledges its ongoing responsibility under the Lease and can demonstrate its ability to fulfill its obligations thereunder subject to Assignee's reimbursement obligations set forth in Section 2.4 of this Agreement.

                  (h)	Assignor shall have delivered to Assignee
written evidence reasonably satisfactory to Assignee that all amounts owing by Assignor to Local 26 RWDSU, UFCW, including under that certain Collective Bargaining Agreement dated
November 6, 2011, have been fully paid and no further obligations thereto or thereunder exist.

                  (i)	This Agreement and the Non-Competition A
greement shall have been approved by the Board of Directors of Assignor and the requisite owners of the outstanding shares of each class of capital stock of Assignor.

                  (j)	Assignee shall have received the opinion
of counsel to Assignor, dated as of the Closing Date, substantially in the form set forth in Exhibit D to this Agreement;

                  (k)	Assignor shall have executed and delivered
to Assignee such bills of sale and other instruments of transfer and assignment, including license assignments in recordable form, and such other documents (including any consents thereto by third parties necessary to make the same valid and effective), in such form and containing such terms and provisions as Assignee may reasonably request, as shall be necessary to vest in Assignee all right, title and interest in and to the Acquired Assets free and clear of any and all Liens other than the Assumed Liabilities;

                  (l)	There shall not be any pending or
threatened Litigation Matter that shall affect the right of Assignee to own, use or control any Acquired Asset or Assignee's title therein after the Closing Date;

                  (m)	Assignor and the Balance and Scale Business
shall not have suffered any Material Adverse Effect (whether or not covered by insurance) nor shall Assignor have suffered the loss or any material adverse change to any Assumed Contract;

                  (n)	Assignor shall have obtained and filed
releases with respect to all Liens of record with respect to the Acquired Assets;

                  (o)	Assignor shall have executed and delivered
to Assignee each of the Related Documents to which it is a party;

                  (p)	Assignee shall have received from Assignor
a certificate, dated as of the Closing Date, executed by the Secretary of Assignor, certifying the incumbency of each person executing this Agreement or any other Related Document on behalf of Assignor, and the authenticity of the Board of Directors and stockholder resolutions authorizing the transactions contemplated by this Agreement and the other Related Documents to which Assignor is a party; and

                  (q)	Assignee shall have received from
Assignor a certificate, dated as of the Closing Date, executed by the President of Assignor, certifying that the conditions specified in the preceding clauses of this Section 6.2 have been fulfilled.

            6.3.	Conditions to Obligations of Assignor.
The obligations of Assignor to complete the transactions to be consummated at the Closing are subject to the satisfaction as of the Closing of all of the following conditions (or the waiver thereof by Assignor):

                  (a)	Each of the representations and warranties
of Assignee in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, with respect to which such representations and warranties shall be true and correct as of such earlier date);

                  (b)	Assignee shall have duly complied with
and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by Assignee at or before the Closing;

                  (c)	Assignee shall have executed and delivered
to Assignor the Registration Agreement in the Form of Exhibit E, providing "piggy-back" rights with respect to the Shares;

                  (d)	Assignee shall have executed and delivered
to Assignor each of the other Related Documents to which it is a party;

                  (e)	Assignor shall have received from
Assignee a certificate, dated as of the Closing Date, executed by an officer of Assignee, certifying that the conditions specified in the preceding clauses of this Section 6.3 have been fulfilled;

                  (f)	Assignor shall have received from Assignee
a certificate, dated as of the Closing Date, executed by its Secretary or Assistant Secretary, certifying the incumbency, respectively, of each officer of Assignee executing this Agreement or any other Related Document to which Assignee is a party, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Related Documents to which Assignee is a party;

                  (g)	Assignor shall have received the Purchase
Price payable or issuable to it at Closing; and

                  (h)	Each Major Stockholder shall have received
the consideration set forth in his Non-Competition Agreement
($135,000).

7.	Post-Closing Matters.

            7.1.	Covenant of Further Assurances.
                  (a)	Assignor shall, at any time and from time
to time after the Closing Date, upon the reasonable request of Assignee, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Assignee may reasonably request to perfect the transfer of any and all of the Acquired Assets that are to be sold, transferred and assigned to Assignee under this Agreement or any of the other Related Documents (including taking any actions necessary to assure Assignor's proper corporate authorization with respect to the transactions contemplated by this Agreement and the other Related Documents) and to deliver or cause to be delivered such Acquired Assets to Assignee in accordance with the terms of this Agreement and the other Related Documents. In addition, Assignor shall use commercially reasonable efforts to obtain for Assignee all such consents, licenses, permits and approvals as may be required for Assignor to perform its obligations under this Agreement or under the other Related Documents or as are necessary or desirable to accomplish the purchase and sale of the Acquired Assets or to enable Assignee to fully Exploit any Acquired Asset, and to provide to Assignee any records or other data relating to any Acquired Asset which were not previously delivered to Assignee.

                  (b)	Assignor, the Major Stockholders and
Assignee shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as such Party may from time to time reasonably require, whether on or after the Closing, for the purpose of giving to such other Party or Parties the full benefit of all of the provisions of this Agreement and the other Related Documents.

            7.2.	Payment of Taxes.  Assignor shall pay,
promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes that shall become due or shall have accrued on account of Assignor's ownership of the Acquired Assets, Taxes arising from gains realized by Assignor resulting from any of the transactions contemplated by this Agreement, and Taxes related to the transfer of the Acquired Assets to Assignee.

            7.3. Defense of Claims and Litigation. At all times from and after the Closing Date, and without charge except for reimbursement of out-of-pocket expenses, each Party shall consult, confer and cooperate in good faith on a reasonable basis with the other Parties (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Litigation Matter against such other Party or Parties or any of its Affiliates by any third person that relates to any Acquired Asset or any Assumed Liability or any matter that, directly or indirectly, arises therefrom, whether known at the Closing Date or arising thereafter. The foregoing notwithstanding, to the extent the indemnification provisions of this Agreement or the provisions of the Registration Agreement apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

            7.4.	Retention of Records.  Assignor agrees
to retain and cause its Affiliates to retain, any material books, records, documents, instruments, accounts, financial information, Tax information, production records, employment records, correspondence, writings, evidences of title and other papers or information (i) relating to the Acquired Assets as Assignor possessed or controlled immediately before the Closing and did not transfer to Assignee hereunder and (ii) relating to the performance by Assignor of its obligations under this Agreement and the other Related Documents for seven
(7) years following Closing Date or for such longer period as may be required by any Law applicable to Assignee or any of its Affiliates and, in any event, to notify Assignee prior to the destruction of any of such materials and, upon the request of Assignee, to turn over to Assignee any of such materials.

            7.5.	Sharing of Data.  Assignee shall have
the right for a period of seven (7) years following the Closing Date to have reasonable access to such material books, records, documents, instruments, accounts, financial information, Tax information, production records, employment records, correspondence, writings, evidences of title, and other papers or information to the extent that they relate to (i) the Acquired Assets or (ii) the performance by Assignor of its obligations under this Agreement or the other Related Documents for the limited purposes of complying with applicable Law and defending against a claim or litigation relating to any Acquired Asset. Such access will be subject to the confidentiality obligations of this Agreement.

7.6.	Confidentiality.

                  (a)	Obligation. Until the date which is
seven (7) years following Closing Date (or, with respect to Trade Secrets, indefinitely), Assignor shall, and shall secure the agreement of its Affiliates, to, keep confidential and not disclose to any third person or use, any Confidential Information relating to any Acquired Asset, that has not previously been made public and any vendor lists, specifications, formulae, know-how, or other proprietary data.

                  (b)	Exceptions.  Assignor may disclose
Confidential Information to the extent such disclosure is reasonably necessary to prosecute or defend litigation, to comply with applicable Law, to obtain necessary or desirable regulatory approvals, to respond to a valid order of a Governmental Authority, provided that, other than with respect to disclosure for protecting intellectual property rights in which such disclosure is required by applicable Law, Assignor shall (i) use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, and (ii) unless precluded by applicable Law from doing so, give advance notice to Assignee sufficiently in advance of the proposed disclosure so as to permit Assignee to have the opportunity to object to such disclosure or otherwise protect its Confidential Information.

8.	Non-Competition Covenant.

            Until a date five years (except with respect to KN for whom the date shall be four years) from the Closing Date, Assignor and each Major Stockholder agree not to, and shall secure the agreements of their respective Affiliates not to, directly or indirectly, participate or engage in the following activities or businesses ("Competitive Activities"): (i) developing or providing products or services which compete with the Balance and Scale Business of Assignee; (ii) soliciting or endeavoring to entice away any person or entity who is or was a customer of Assignee or any of is subsidiaries (collectively, a "Protected Entity") or encouraging any such person or entity to use any products or services which compete with the Balance and Scale
Business of Assignee; (iii) assisting any person or entity in any way to do, or attempt to do, anything prohibited by clauses (i) or (ii) above and (iv) directly or indirectly soliciting, recruiting or hiring any person employed by a Protected Entity; provided however this covenant shall not be deemed breached as a result of the ownership by Assignor or any Major Stockholder and their respective Affiliates of less than an aggregate of five
(5%) percent of any class of stock of any publicly-traded entity engaged in Competitive Activities.

9.	Indemnification Provisions

   9.1.	Indemnification.
                  (a)	Assignee's Indemnification
Obligations. On and after the Closing Date, Assignee agrees to indemnify, defend and hold harmless Assignor and each of its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the "Assignor Indemnified Parties") from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney's fees and other costs of defense, costs of enforcing indemnification provisions, and expenses of investigation) (collectively, "Damages") imposed on, sustained, incurred or suffered by or asserted against any of them, as and when the same are incurred by any Assignor Indemnified Party, directly or indirectly, in respect of, but only in respect of:

                        (i)	any breach of Assignee's
representations and warranties contained herein or in any
certificate delivered by Assignee pursuant to the terms of this
Agreement;
                        (ii)	Assignee's failure to perform
or otherwise fulfill any of its agreements, covenants, obligations or undertakings under this Agreement; and

                        (iii) 	the Assumed Liabilities.

Assignee shall not be responsible for any Damages to the extent that such Damages are due to the negligence or willful misconduct of Assignor or an Assignor Affiliate.

                  (b)	Assignor's Indemnification Obligations.
On and after the Closing Date, Assignor and each Major Stockholder by this Agreement agrees to jointly and severally indemnify, defend and hold harmless Assignee and each of its Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Assignee Indemnified Parties"), from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against any of them, as and when the same are incurred by any Assignee Indemnified Party, directly or indirectly, but only in respect of:

                        (i)	any breach of Assignor's
representations and warranties contained herein or in any certificate delivered by Assignor or a Major Stockholder pursuant to the terms of this Agreement;

                        (ii)	Assignor's or any Major
Stockholder's failure to perform or otherwise fulfill any of its agreements, covenants (including without limitation in respect of Tax payment obligations), obligations or undertakings under this Agreement;

                        (iii)	all claims alleging that
the Exploitation of any Acquired Asset as such Acquired
Asset exists as of the Closing Date infringes any intellectual property right of a third party;

                        (iv)	all Excluded Liabilities
(which term includes any Union Liability and all Assignor-
Related Claims);

                        (v)	all claims, actions or
proceedings, or threatened claims, actions or proceedings, relating to or arising from any of the transactions contemplated by this Agreement that may be brought or made by any person having contractual or business relations with Assignor; and

                        (vi)	all claims, actions or
proceedings, or threatened claims, actions or proceedings, relating to or arising from Assignee not properly acquiring ownership of any of the Acquired Assets.

Neither Assignor no any Major Stockholder shall be responsible for any Damages to the extent that such Damages are due to the gross negligence or willful misconduct of Assignee. Notwithstanding anything herein to the contrary, the liability of each Major Stockholder shall not exceed in the aggregate the sum of (i) the Purchase Price proceeds paid or payable to such Major Stockholder under this Agreement plus (ii) the consideration paid to such Major Stockholder under his Non-Competition Agreement with the Company. The Parties agree that the Company may first foreclose upon any Shares held by the Company in escrow pursuant to the Escrow Agreement to satisfy any indemnification liabilities owing to Assignee under this Section 9.1 and such Shares shall be deemed to have a per share value equal to the weighted average of the closing sale prices for shares of Assignee Common Stock on the OTCQB Market of the OTC Markets Group (OTCQB: SCND) (or such other market or national quotation bureau on which Assignee's Common Stock is traded or quoted) for the last five trades effected prior to the final determination date of the relevant indemnifiable liability.

9.2.	Indemnification Procedure.

                  (a)	Claims Notice.  Whenever any claim
shall arise for indemnification under this Agreement
(an "Indemnification Claim"), the person seeking indemnification (the "Indemnified Party") shall promptly notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of the Indemnification Claim ("Claim Notice"), which Claim Notice shall set forth such Indemnification Claim in reasonable detail. In the event of any such Indemnification Claim resulting from or in connection with any claim, demand or legal proceedings by a third party (a "Third-Party Claim"), the Claim Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the Damages arising therefrom. The failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations under this Section 9, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

                  (b)	Conflicts Between the Parties.  If
the Claim Notice does not involve a Third-Party Claim, and if the Indemnifying Party objects in writing within ten (10) business days of its receipt of the Claim Notice to any indemnity in respect of any such Claim Notice, then the Indemnifying Party and the Indemnified Party sending such Claim Notice shall attempt in good faith to agree upon the rights of the respective parties with respect to the Indemnification Claim to which the Claim Notice relates.
If the Indemnifying Party and the Indemnified Party so agree, the Indemnifying Party shall promptly make the agreed-upon payment.

                  (c)	Third-Party Claims.  The Indemnifying
Party shall have thirty (30) days after receipt of the Claim Notice with respect to a Third-Party Claim to assume the conduct and control of the settlement or defense of such the Third-Party Claim, through counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and at the Indemnifying Party?s own expense, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and the fees and expenses of such counsel shall be borne by such Indemnified Party with no right to indemnification therefor unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnified Party reasonably concludes (based on the advice of counsel) that there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying
Party, or (iii) the Indemnifying Party has after a reasonable time failed to employ counsel to assume or to continue to maintain such defense, in each of which events the Indemnified Party may retain counsel which shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Party (but in no event shall the Indemnifying
Party be obligated to pay fees and expenses of more than one firm for all Indemnified Parties). Except as otherwise provided in this Section 9.2(c), so long as the Indemnifying Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnifying Party shall have the exclusive right to conduct and control the defense of the Third-Party Claim and the Indemnified Party shall not pay or settle any such Third-Party Claim without the consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's Claim Notice with respect to a Third-Party Claim that it elects to undertake the defense thereof (or does not fulfill its commitment to undertake such defense), the Indemnified Party shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the person asserting such Third-Party Claim of an unconditional release from all liability with respect to such Third-Party Claim to all Indemnified Parties (i.e., Assignor Indemnified Parties or Assignee Indemnified Parties, as the case may be).

                  (d)	Third Party Beneficiaries.  The Assignee
Indemnified Parties and Assignor Indemnified Parties are intended to be third party beneficiaries of the rights granted under this
Section 9.2 and to have the right to enforce such rights directly against the applicable Indemnifying Party.

            9.3.	Survival of Representation and Warranties.
Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance that either Assignor or Assignee may have as the result of such investigation or otherwise, the representations and warranties shall survive the Closing for a period of 6 years; provided, however, the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.11, 4.14 and 4.15 shall survive ndefinitely.

       10.	Miscellaneous.

10.1.	Waivers and Amendments.
                  (a)	This Agreement may be amended, modified
or supplemented only by a written instrument executed by the Parties hereto.

                  (b)	No waiver of any provision of this
Agreement, or consent to any departure from the terms of this Agreement, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. Except as otherwise specifically provided herein, all rights and remedies under this Agreement are cumulative and are in addition to and not exclusive of any other rights and remedies provided by Law.

            10.2.	Performance.  Assignor and each Major
Stockholder acknowledges that money damages alone will not adequately compensate Assignee for Assignor's or Assignor's Affiliates' breach of Section 7.6 or of Section 8, and, therefore, agrees that in the event of such breach or threatened breach, in addition to all other remedies available to Assignee, at law, in equity or otherwise, Assignee shall be entitled, if warranted, to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this Section 10.2 is in addition to, and not in lieu of, any other rights or remedies Assignee may have.

            10.3.	Notices.  Any notice required or permitted
by this Agreement shall be in writing and shall be (a) delivered personally, effective on the date of delivery, (b) sent via an internationally recognized express international courier service, such as Federal Express or DHL, to be effective three (3) business days following deposit, or (c) sent by facsimile to be effective on the date of confirmed transmission, provided that a confirmation copy is sent no later than the next business day via an internationally recognized express international courier service, such as Federal Express or DHL. Notices shall be addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently designate by like notice from time-to-time:

(a)	if to Assignor, to:

Fulcrum, Inc.
100 Delawanna Avenue, Suite 502
Clifton, New Jersey 07014
Attention: James Maloy, President
Telecopier No.:  (973) 777-8302

with a required copy to:
Jeffrey Marks, Esq.
Law Office of Jeffrey D. Marks PC
415 Clifton Avenue.
Clifton, NJ 07011
Telecopier No.:  (973) 253-8858


(b)	if to a Major Stockholder, to:

James Maloy
Karl Nowosielski
c/o Fulcrum, Inc.
100 Delawanna Avenue
Clifton, NJ 07014
Telecopier No.:  (973) 777-8302

(c)	if to Assignee, to:

Scientific Industries, Inc.
70 Orville Drive
Bohemia, New York 11716
Attention:	Helena R. Santos, President
Telecopier No.:  (631) 567-5896
with a required copy to:

Reitler Kailas & Rosenblatt LLC.
885 Third Avenue, 20th floor
New York, New York 10022
Attention:	John F. F. Watkins
Telecopier No.:  (212) 371-5500

            10.4.	Expenses.  Each Party hereto
shall pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not they are completed. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

            10.5.	Publicity.  Except as required
by applicable Law (but only if the Party affected by such Law shall have given the other Party or Parties advance written notice of the specific manner in which such requirements affect or modify the obligations that would otherwise apply to such Party under this Section
10.5), no Party shall use the name of the other Parties or any Affiliate of the other Parties in any publicity or advertising without the prior written approval of the other Parties. Except as may be required by applicable
Law (and subject to the advance written notice described in the previous sentence), no Party shall disclose any terms or conditions of this Agreement without the prior written consent of the other Parties; provided, that Assignee may, without the prior consent of Assignor, make such public disclosure as may be required by Law or regulations of any stock exchange or other Governmental
Authority.

           10.6.	Entire Agreement.  This Agreement
(including the Disclosure Schedule, the Appendices and the Exhibits) and the other Related Documents constitute the entire agreement between and among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, between the Parties in connection with such subject matter.

            10.7.	Governing Law.  This Agreement
shall be governed by, and construed and enforced in accordance with, the substantive law of the State of New
York without giving effect to any conflict-of-law provision.
The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in New York for any actions, suits or proceedings arising out of or relating to this Agreement (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document in accordance with
Section 10.3 hereof shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the state and federal courts located in New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            10.8.	Interpretation.  When reference is made
in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. References to Sections include subsections, which are part of the related Section. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this

Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to Law shall be deemed to refer to such Law as such Law may be in effect from time to time, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "or" shall have the inclusive meaning frequently identified with the phrase "and/or." No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

            10.9.	Modification. It is the intention of the
Parties that this Agreement be enforced in accordance with its specific terms. However, if it should for some reason be contrary to public policy to effectuate the intentions of the Parties in interpreting this Agreement, the Parties have agreed as follows:

                  (a)	In the event that any court to which a dispute
is submitted determines that any provision of this Agreement is invalid or unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, the Parties agree that the court shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the decision may be appealed.

                  (b)	If the court shall determine that any provision
of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions of this Agreement shall remain in full force and effect. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

            10.10.	Severability.  Any provision of this Agreement
which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

            10.11.	Disclosure Schedule and Exhibits.  The Disclosure
Schedule and Exhibits mentioned in this Agreement shall be attached to this Agreement and shall form an integral part of this Agreement.
All capitalized terms defined in this Agreement which are used in the Disclosure Schedule or any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

            10.12.	Counterparts and Facsimile Signatures.  This
Agreement, the Disclosure Schedule and all Exhibits hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement, the Disclosure Schedule and any Exhibits by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

            10.13.	No Assignment by Assignor. This Agreement is
personal to Assignee, and Assignor and the Major Stockholders shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Assignee, which consent may be withheld for any reason. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. In addition, the rights to indemnification set forth in Section 9 shall inure to the benefit of and be enforceable by each of the indemnitees described therein. All assignees of this Agreement shall assume Assignor's obligations under this Agreement in writing. Without the consent of Assignor, Assignee may assign its rights under this Agreement and delegate its obligations under this Agreement, in whole or in part, to any person that shall acquire the Acquired Assets if such person shall assume their obligations under this Agreement in writing, or the merger or consolidation of Assignee with or into, any other person. Any attempt to assign or transfer this Agreement or any portion thereof in violation of this Section 10.13 shall be void.

            10.14.	Bulk Sales Laws.  Assignee and Assignor each
waives compliance by with the provisions of any applicable bulk sales law or other law for the protection of creditors or similar laws with respect to the sale of the Acquired Assets or the transactions contemplated by this Agreement. Assignor and each of the Major Stockholders agree to indemnify and hold Assignee harmless from, and to reimburse Assignor for, any and all liabilities which may be asserted by third parties against Assignee as a result of Assignor's or Assignee's noncompliance with such law; provided, however, such indemnity shall not apply to any penalty or fee (as distinct from an Assignor liability) that might be assessed against Assignee solely as a result of any failure to make any required filing under applicable bulk sales law.

            10.15.	Waiver of Jury Trial.  EACH OF ASSIGNOR,
ASSIGNEE AND EACH MAJOR STOCKHOLDER BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS OR THE ENFORCEMENT OF THIS AGREEMENT OR THEREOF.* *
                             * * *

The remainder of this page has been intentionally left blank.

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.
      FULCRUM, INC.

   By: /s/ James Maloy
   ______________________
   Name: James Maloy
   Title:   President


   /s/ James Maloy
   ______________________
   James Maloy


   /s/ Karl Nowosielski
   ______________________
   Karl Nowosielski


SCIENTIFIC INDUSTRIES, INC.

By: /s/ Helena Santos
___________________________
Name: Helena R. Santos
Title:   President

            Exhibit A


Form of Supply and Distribution Agreement

            (See Tab 6)

             Exhibit B

    Form of Employment Agreement

           Exhibit C

   Form of Non-Competition Agreement

          Exhibit D

     Form of Legal Opinion

           Exhibit E

   Form of Registration Agreement